UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         Commission File Number: 0-22441

                           Rocky Ford Financial, Inc.
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               (Exact name of registrant as specified in charter)

                801 Swink Avenue, Rocky Ford, Colorado 81067-0032
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [x]                    Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii) [ ]                    Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)  [ ]                    Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii) [ ]                    Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)  [ ]

Approximate  number of holders of record as of the certification or notice date:
73

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

Date: August 14, 2000                        By:/s/ Keith E. Waggoner
                                                --------------------------------
                                                Keith E. Waggoner, President